                                                                     Exhibit 2.1

                               AMENDMENT NO. 1 TO
                        ASSET PURCHASE AND SALE AGREEMENT

         THIS AMENDMENT NO. 1, dated as of May 1, 2000 (this "Amendment"), to the Asset Purchase and Sale Agreement, dated as of February 18, 2000 (the "Agreement"), by and among Iron Mountain Records Management, Inc., Data Storage Center, Inc., Data Storage Center of Florida, Inc., Data Storage Centers of Massachusetts, Inc., and Suddath Van Lines, Inc., is made by and among each of the undersigned parties to the Agreement and the undersigned Suddath Family Trust U/A 11/8/79 (the "Suddath Trust"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

         WHEREAS, the undersigned wish to amend the Agreement to join the Suddath Trust as an additional Seller party thereto and to set forth certain other agreements; and

         NOW THEREFORE, pursuant to Section 12.13 of the Agreement, and in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree, and the Agreement is hereby amended, as follows:

1. JOINDER. The Suddath Trust hereby joins in the execution and delivery of the Agreement and agrees that it shall be deemed to be a Seller for all purposes under the Agreement. The Suddath Trust hereby agrees to be bound by all terms and conditions contained in the Agreement as if it were an original Seller party thereto on the date of the Agreement.

2. AMENDMENT. Effective upon the execution of this Amendment by the parties hereto,

         (a) the initial paragraph of the Agreement shall be amended and restated in its entirety to read as follows:

         "THIS AGREEMENT ("Agreement") is made as of the 18th day of February, 2000 by and among Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer"), Data Storage Center, Inc., a Florida corporation, Data Storage Center of Florida, Inc., a Florida corporation, Data Storage Centers of Massachusetts, Inc., a Massachusetts corporation, and Suddath Family Trust U/A 11/8/79, a trust formed under the laws of the State of Florida (collectively, "Seller"), and Suddath Van Lines, Inc., a Florida corporation d/b/a Suddath Relocation Systems (the "Stockholder")."

         (b) Section 1.23 of the Agreement shall be amended and restated in its entirety to read as follows:

         "Section 1.23. SUBJECT ASSETS. The term "Subject Assets" shall mean all of those assets and properties of Seller used, useful to or held by Seller in the operation of the Business including, without limitation, all racking, shelving, warehouse equipment, owned and leased vehicles, office equipment, telephone systems, security systems, computers, computer programs (including data security inventory software), customer Contracts, deposits, the right to use the name "Data Storage Center," non-competition and confidentiality agreements obtained by Seller for the benefit of the Business (which, in the case of employee non-competition and confidentiality agreements, shall mean only such agreements with Seller Employees employed by Buyer on the Closing Date), accounts receivable and security deposits; PROVIDED, HOWEVER, that the Subject Assets (a) shall not include the Excluded Assets and (b) with regard to the Suddath Family Trust U/A 11/8/79 only, shall consist solely of its Business related customer Contracts, accounts receivable and deposits, the right to use the name "Data Storage Center," and any non-competition and confidentiality agreements obtained by it for the benefit of the Business (which, in the case of employee non-competition and confidentiality agreements, shall mean only such agreements with Seller Employees employed by Buyer on the Closing
          Date)."

         (c) Section 2.3 of the Agreement shall be amended and restated in its entirety to read as follows:

                   "Section 2.3. ALLOCATION. The Purchase Price shall be allocated among each of the Subject Assets and to the Confidentiality and Non-Competition Agreements in the manner set forth in a schedule, which shall be agreed upon by Buyer and Seller no later than the tenth
         (10th) business day after the Closing Date."

         (d) Immediately following Section 6.5(c) of the Agreement there shall be inserted a new Section 6.5(d), which shall read in its entirety as follows:

                  "(d) With regard to each of the Leased Premises as to which the landlord has not waived its right (if any) under the underlying Lease to require tenant to remove any tenant improvements and restore the Leased Premises at the expiration or earlier termination of said Lease, Seller shall retain responsibility for such removal or restoration in, on and about the Leased Premises, to the extent that such tenant improvements or restoration obligations are (i) existing as of the Closing Date (ii) required to be removed or repaired by the landlord in accordance with the terms and conditions of the underlying Lease, and (iii) unrelated to the removal of racking from the Leased Premises or the repair of the Leased Premises related to racking attachments and supports. Within thirty (30) days after Closing, Buyer and Seller shall jointly prepare a schedule which sets forth each removal and/or restoration obligation described under clauses (i) and
         (iii), and if practicable, clause (ii), of this Section 6.5(d)."

         (e) Immediately following Section 9.4 of the Agreement there shall be inserted a new Section 9.5, which shall read in its entirety as follows:

                  "Section 9.5 MAY LEASE PAYMENTS. Seller agrees to make timely payment of all amounts due for the month of May, 2000 under each Lease described under Sections 6.5(a) and 7.6(a) hereof, and each lease of Owned Premises described under Sections 6.5(b) and 7.6(b) hereof. Buyer agrees to reimburse Seller at Closing for such payments.

         (f) The initial paragraph of Section 11.2(a) of the Agreement shall be amended and restated in its entirety to read as follows:

                  (a) Seller and Stockholder agree, jointly and severally, that on and after the Closing they shall indemnify and hold harmless Buyer and its Affiliates, stockholders, directors, officers, employees, agents and representatives (collectively, the "Buyer Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys', accountants' and experts' fees and expenses actually paid, including those incurred to enforce the terms of this Agreement or any Collateral Document (excluding consequential damages, lost profits, lost business opportunities and incidental damages) (collectively, "Loss and Expense"), suffered by the Buyer Indemnified Parties by reason of or arising out of (i) any breach of representation or warranty made by Seller or Stockholder pursuant to this Agreement or any Collateral Document, (ii) any failure by Seller or Stockholder to perform or fulfill any of its covenants or agreements set forth in this Agreement or any Collateral Document, (iii) any Excluded Liability (including, without limitation, any such Loss and Expense suffered by the Buyer Indemnified Parties by reason of or arising out of the rack collapses at Seller's Miami, Florida facilities in 1995 and at Seller's Dallas, Texas facilities in August 1999, and the computerized inventory tracking server and backup failure at Seller's Charlotte, North Carolina facilities in 1997), (iv) for a period of twenty-four (24) months after the Closing Date, without limiting anything contained in
         Section 11.2(a)(iii), any lost, damaged or improperly destroyed records of customers with which Seller did not, as of the Effective Time, have a contract which limited Seller's liability in the event of loss, damage or destruction to $3.00 or less per standard letter legal carton, if it cannot be determined with reasonable certainty whether the date of such loss, damage or destruction occurred prior to or after the Effective Time, provided that, with respect to any loss, damage or destruction described in this Section 11.2(a)(iv), Seller shall indemnify Buyer for only fifty percent (50%) of any such Loss and Expense, (v) any hazardous substance, hazardous material or other environmental condition existing on, in or under the Owned or Leased Premises on or before the Effective Time, or (vi) repair costs, including without limitation any such costs in respect of materials, supplies, labor costs, required disassembly or re-assembly of racking and equipment and other expenses and charges, directly arising out of any subsidence, sagging or other instability of the floor or substructure, or other resulting structural failure, of the Leased Premises located at 3029 Bankers Industrial Drive, Doraville, Georgia, but only to the extent such repair costs were not caused by the use of such Leased Premises by Buyer after the Closing Date in a manner that is materially more stressful on the floor, structure or substructure of such location than Seller's prior use thereof.

3. WAIVERS. Buyer hereby waives Seller's compliance at Closing with the provisions of:

         (a) Section 6.12(a) of the Agreement, PROVIDED, HOWEVER, that (i) at Closing Seller shall have completed the removal of all cartons and other materials which constitute Subject Assets from its facilities located at 315 East Bay Street, Jacksonville, Florida, and (ii) Buyer and Seller shall work together to move any and all cartons and other materials which constitute Subject Assets from its facilities located at 6414 East Adamo Drive Tampa, Florida within a reasonable time after Closing, which in no event shall be more than sixty (60) days (during which time no rental, lease or similar payments shall be due Seller from Buyer with respect thereto), and

         (b) Section 6.14 of the Agreement, PROVIDED, HOWEVER, that Seller hereby agrees to complete, within ninety (90) business days of the Closing Date, at its sole cost and expense, the construction of a permanent demising wall dividing the portion of the leased space at Seller's Grand Prairie, Texas location which is to be subleased by Buyer at Closing.

4. MIAMI CONSENT. Nothing contained in the Agreement of Assignment, dated May, 2000, among Data Storage Center, Inc., Buyer and the City of Miami shall be construed to alter the provisions of Section 2.2(c) of the Agreement, or to otherwise amend the Agreement.

5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

6. EFFECT ON AGREEMENT. The Agreement is hereby amended only as specifically set forth herein, and as so amended will remain in full force and effect in accordance with its terms.

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first set forth above.

DATA STORAGE CENTER, INC.                   IRON MOUNTAIN RECORDS
                                            MANAGEMENT, INC.


By: /s/ Michael E. Demont                       By: /s/ Donald P. Richards
    ------------------------------                  ---------------------------
        Michael E. Demont                               Donald P. Richards
        Chief Executive Officer                         Vice President


DSC OF FLORIDA, INC.



By: /s/ Michael E. Demont
    ------------------------------
        Michael E. Demont
        Chief Executive Officer


DSC OF MASSACHUSETTS, INC.



By: /s/ Michael E. Demont
    -------------------------------
        Michael E. Demont
        Chief Executive Officer


SUDDATH VAN LINES, INC.



By: /s/ Barry S. Vaughn
    --------------------------------
        Barry S. Vaughn
        Chief Operating Officer


SUDDATH FAMILY TRUST U/A 11/8/79



By: /s/ Barbara S. Strickland
    ---------------------------------
        Barbara S. Strickland
        Trustee